News release JLL promotes Andy Poppink to Global Executive Board as CEO, Markets Advisory Greg O’Brien to become Executive Chairman, Americas Markets Advisory CHICAGO, March 09, 2023 – JLL (NYSE: JLL) names Andy Poppink CEO, Markets Advisory, succeeding Greg O’Brien, who has been appointed to a key new role as Executive Chairman, Americas Markets Advisory. These changes, which reflect JLL’s ongoing commitment to focus on growth and develop exceptional talent at all levels of the company, are effective July 1, 2023. Poppink, currently CEO, EMEA Markets Advisory, will become a member of the Global Executive Board (GEB), which is chaired by CEO Christian Ulbrich, and will be responsible for further developing JLL’s global Markets Advisory strategy in partnership with regional, country and local market and business line leaders. JLL’s Markets Advisory business offers the following services: agency leasing and tenant representation; property management for owners of office, industrial and logistics, retail, multi-housing and specialty properties; and advisory and consulting such as location and portfolio strategies. O’Brien, who has served as a highly respected member of the GEB over the last 10 years, first as CEO Americas and most recently in the global CEO, Markets Advisory role, will now focus his considerable experience and expertise on the Americas, continuing to support JLL’s business strategies, growth and client relationships. He will step away from serving on the GEB but will continue to serve on various Americas leadership committees, working closely with John Gates, CEO, Americas Markets Advisory. “On behalf of the GEB and myself, I would like to acknowledge Greg’s partnership throughout the last decade, including leading our Markets Advisory business through our recent global realignment,” said Ulbrich. “Under his leadership, JLL delivered impressive growth which serves as a solid foundation for further success.” Ulbrich continued: “Andy has built a stellar reputation for achieving outstanding results for clients, identifying and developing talent and forming great teams, advancing diversity and inclusion, and guiding innovative solutions for our teams and clients. I am confident that he will further strengthen JLL’s global connectivity.” Prior to his role as CEO, EMEA Markets Advisory, Poppink was President of the Western region in the U.S. and was previously a Tenant Representation broker in the Silicon Valley region of California. He moved to Europe when he was named to the CEO, EMEA role. Following a basketball career that took him around the world, he started his career in real estate with tenant representation firm The Staubach Company, which -continues- Andy Poppink , JLL Greg O'Brien, JLL Exhibit 99.1

News release became part of JLL in 2008. His educational background includes an M.A. in organizational behavior studies and a B.A. in economics from Stanford University in Palo Alto, California. – ends- About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $20.9 billion, operations in over 80 countries and a global workforce of more than 103,000 as of December 31, 2022. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Contact: Gayle Kantro Phone: + 1 312 228 2795 Email: gayle.kantro@jll.com